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                                                                   EXHIBIT 10.47





                                 June 18, 1996


Carol P. Hanna
Controller and Director - Corporate Taxation
Applied Bioscience International Inc.
4350 North Fairfax Drive, Suite 300
Arlington, Virginia  22203

                      Re:  Key Employee Appreciation Plan

Dear Carol:

     On January 2, 1996, Applied Bioscience International Inc. ("APBI") entered into an agreement with you to encourage you to remain employed during a period while APBI explored the enhancement of shareholder value through a spin-off of an operating subsidiary of APBI or a sale or merger of APBI. APBI seeks to amend and restate the January 2, 1996 agreement to clarify the intent of the original agreement and to acknowledge that its obligation to provide severance benefits to you applies upon the sale or merger of APBI.

     As you are aware, APBI is going through a major transitional period which will include an ongoing restructuring and reevaluation of APBI's corporate/finance function. It is possible that the corporate/finance functions of APBI will be relocated to another area. Because of the uncertainty related to any transition of this nature, and APBI's recognition of both your past contribution to the company, as well as the importance of your continuing assistance during this transitional period, APBI would like to continue your employment on the terms set forth herein.

     1.       Terms of Continuing Employment.

Set forth below are the terms and conditions of your continuing employment with
APBI:

     A. Employment and Duties. APBI agrees to continue to employ you and you agree to remain in the employ of APBI for the Employment Term (as herein defined). Unless otherwise agreed, you will be employed in your current position as Controller and Director-Corporate Taxation with substantially the same duties and responsibilities that you are currently performing in such position. You will report to the Chief Financial Officer of APBI. You will be employed at the Arlington, Virginia headquarters of APBI.
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Carol P. Hanna
June 18, 1996
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     B.       Compensation.

              (i) Effective as of the date on which a potential change of control is announced to the public, your annual base salary will be increased from $94,000 to $105,000. Your base salary and current bonus opportunities during the Employment Term will remain at least as high as their current level (or as adjusted following the public announcement of a potential change of control) and will be subject to periodic review and possible upward adjustment.

              (ii) In addition, if APBI is subject to a change of control (as herein defined) you will receive a one-time bonus equal to 35% of your annual base salary at the time of the change in control. This bonus would be paid to you within 30 days subsequent to a change of control.

     C. Employment Term. The "Employment Term" shall mean the period commencing with the date hereof and ending on March 31, 1997.

     D.       Compensation Protection.

              (i) At the completion of the Employment Term or if APBI terminates your employment prior to the completion of the Employment Term (other than for cause as defined in subsection 1.D (iii) below), APBI shall be obligated to continue to pay or provide to you as severance the following:

                       (a) your full base salary in accordance with APBI's normal payroll practices for the twelve-month period following your termination; provided that APBI's obligation to make such payment during the last three months of such period shall be mitigated on a dollar-for-dollar basis by any compensation you receive from your new employer, if any, during such period;

                       (b) all employee health and dental benefits which you are receiving as of the date of your termination for up to twelve months following such termination, provided that APBI may provide these benefits by paying the COBRA premiums for such coverage and that your right to receive such benefits will terminate after nine months if you are covered by an employer group health plan that provides coverage for preexisting conditions;

                       (c) all stock options previously granted to you that have not vested pursuant to their terms will vest as of the date of your termination; and
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Carol P. Hanna
June 18, 1996
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                       (d)     all fees required to make executive
                               outplacement services from Right & Associates or a comparable entity available to you for six months following your termination.

              (ii) If you are terminated for cause, with cause being defined as an act of fraud, embezzlement or theft in connection with your duties, or a repeated failure to follow the written directions of APBI's Board of Directors or APBI's Chief Financial Officer, you would not be eligible to receive any severance or other benefits otherwise contemplated herein.

     E. Change of Control. As used herein, "change of control" shall have occurred if at any time during the Employment Term any person, corporation, partnership or other similar entity becomes the beneficial owner, directly or indirectly, of securities of APBI representing fifty percent or more of the combined voting power of APBI's then outstanding securities.

2.   Miscellaneous.

     A. Entire Agreement/Modification. This agreement supersedes any prior plans, agreements or understandings that have been given to you. No provision of this agreement may be modified, waived or discharged except in writing signed by you and an appropriate officer of APBI.

     B. Governing Law. This agreement shall be governed by the laws of the Commonwealth of Virginia.

     C. Successors; Binding Agreement. APBI will require any successor (whether direct or indirect, by purchase merger, consolidation or otherwise) to all or substantially all of the business and/or assets of APBI, to expressly assume and agree to perform this agreement in the same manner and to the same extent that APBI would be required to perform it if no such succession had taken place.

     Since very few individuals are being offered ongoing employment on terms similar to those contained herein, I expect you to keep this information private and confidential. Again, we appreciate your ongoing efforts on behalf of APBI and hope that you find the employment terms offered hereby attractive. We are requesting that you indicate your acceptance of such terms by signing two counterparts of this letter in the space provided below, with one original to be returned to APBI and the other original retained in your permanent records.
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Carol P. Hanna
June 18, 1996
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                             Sincerely,

                             APPLIED BIOSCIENCE INTERNATIONAL INC.


                             By:    /s/ Stephen Waechter
                                ----------------------------------
                                    Stephen Waechter
                                    Senior Vice President
                                    Chief Financial Officer

ACCEPTED AND AGREED TO:


Signature:       s/ Carol P. Hanna
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Print Name:         Carol P. Hanna
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